UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SUPERVALU INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear SUPERVALU Stockholders,

On June 13, 2011, SUPERVALU INC., a Delaware corporation (“SUPERVALU,” the “Company,” “we,” “us” or “our”) first mailed proxy materials to stockholders who hold SUPERVALU common stock as of May 31, 2011, including a Notice of Annual Meeting of Stockholders and accompanying proxy statement (the “Proxy Statement”), for the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of SUPERVALU, that is to be held at the Westin Edina Galleria, 3201 Galleria, Edina, Minnesota 55435, on Tuesday, July 26, 2011, at 10:30 a.m., local time, for the purposes set forth in the Proxy Statement.

After the filing of the Proxy Statement on June 13, 2011, it came to our attention that Matthew E. Rubel, a member of the Company’s Board of Directors and a nominee for director at the 2011 Annual Meeting of Stockholders, had resigned from his position as Chairman, President and Chief Executive Officer of Collective Brands, Inc. Consistent with paragraph 6 of the Company’s Governance Principles, Mr. Rubel submitted his resignation as a member of the Board of Directors of the Company for the consideration of the Board of Directors. On June 24, 2011, the Corporate Governance and Nominating Committee recommended to the Board that Mr. Rubel’s offer of resignation be rejected and that Mr. Rubel should continue as a director of SUPERVALU. On June 28, 2011, the Board of Directors unanimously approved the recommendation of the Corporate Governance and Nominating Committee.

This Supplement is being filed solely to supplement the bio of Matthew E. Rubel presented under Election of Directors which appears on page 13 of the Proxy Statement. When reviewing this section of the Proxy Statement, please refer to this Supplement with the correct information.

Except as supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains accurate in all material respects and should be considered in casting your vote by proxy or at the Annual Meeting.

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

As a stockholder, your vote is very important and the Board strongly encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting in person. The previously provided proxy materials include instructions for voting and for requesting a printed copy of the proxy materials, including a proxy card.

If you have already submitted your proxy, this Supplement does not require that you do so again. With the exception of shares held in employee benefit plan accounts, you may revoke your proxy at any time before your shares are voted by sending a written statement to the Corporate Secretary, or by submitting another proxy with a later date. You may also revoke your proxy by voting in person at the meeting. With respect to shares held in employee benefit plan accounts, you may revoke your proxy for those shares up until noon on July 25, 2011 using the methods described above.

Stockholders are cordially invited to attend the Annual Meeting in person. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy or follow the instructions on your proxy card to vote and confirm your attendance by telephone or Internet. Please note that you will need proof that you own SUPERVALU stock to be admitted to the meeting. If your shares are registered directly in your name, please bring proof of stock ownership. If your shares are held for your account in the name of a broker, bank or other nominee, you must bring a current brokerage statement, letter from your stockbroker or other proof of stock ownership to the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Todd N. Sheldon
Senior Vice President, General Counsel and Corporate Secretary

June 30, 2011

SUPPLEMENT #1 TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by SUPERVALU INC. (the “Company”) on June 13, 2011, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement. The following sets forth information, as of June 30, 2011, concerning Mr. Rubel. The Board of Directors has been informed that Mr. Rubel remains willing to serve as a director.

MATTHEW E. RUBEL, age 53

Mr. Rubel, a director of SUPERVALU since 2010, is the former Chairman, President and Chief Executive Officer of Collective Brands, Inc., the holding company for Payless ShoeSource, Collective Brands Performance + Lifestyle Group and Collective Licensing International and a leader in lifestyle, fashion and performance brands for footwear and related accessories, a position he held from 2008 until 2011. Mr. Rubel joined Collective Brands in 2005 as Chief Executive Officer and President. Among many qualifications, Mr. Rubel brings significant retail and branding experience and experience as a former chief executive officer of a large public company, including managing a significant transformation.

From 2005 until 2011, Mr. Rubel was a director of Collective Brands, Inc. and from 2006 to 2008, Mr. Rubel was a director of Furniture Brands, Inc.